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                                                                    EXHIBIT 10.9

                          [CITY OF ROCHELLE LETTERHEAD]

June 20, 2002


Vince McCabe
Illinois River Energy, LLC
108 W. Kelsey
Malta, IL 60150


Re: Ethanol plant project

Dear Mr. McCabe:

This letter is in response to our meeting of June 19 to clarify some infrastructure issues in regards to the above named project, which will be called "development".

ROADS:

Caron Road will be upgraded to an 80,000-pound capacity road. The City of Rochelle will pay 100% of the cost to the northern property line of the project. The City of Rochelle will pay 50% of the cost of the remaining Caron Road from the north property line of the project to Steward Road. The development will be responsible for 50% of the cost. Estimated cost of the project $320,000.

STEWARD/REYNOLDS ROAD

Steward/Reynolds Road from Caron Road to the east edge of the project property will be upgraded to 80,000-pound capacity road and the City of Rochelle will pay 75% of the cost and the development will be responsible for 25% of the cost. Estimated cost $460,000.

CITY OF ROCHELLE RAILROAD

The City of Rochelle will extend the City "lead track" to the development at no cost to the development. Estimated cost $1,100,000.

The development will NOT be required to pay any fees to the City of Rochelle for use of the City Lead Track. The Class 1 railroads (Union Pacific and Burlington Northern Santa Fe) that deliver and pick up rail cars to the local switcher (Total Logistic Control) on the City of Rochelle Lead Track do not charge shippers for switch charges. Total Logistic

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Control, by contract with the City of Rochelle, is not allowed to charge industry a switch charge.

Total Logistic Control is paid by the Class 1 Railroads to switch all rail cars entering or leaving the City of Rochelle Lead Track.

WATER AND SEWER

Water and sewer will be extended south to Steward Road and East to the east property line of the project. The City of Rochelle will pay 100% of the cost for the distance of the width of the Illinois Tollway right of way. Estimated cost of the project $26,125.

The City of Rochelle will pay 50% of the cost of the sewer and water along Caron Road from the south Illinois Tollway right-of-way south to Steward Road. Estimated cost of the project $133,000.

The City of Rochelle will pay 75% of the cost for sewer and water from Caron Road to the east property line of the project. The project will be responsible for 25% of the cost. Estimated cost of the project $218,500.

GRANTS

We believe the project will qualify for State of Illinois Grant funds for infrastructure to a maximum of $750,00. In the event the project is successful in receiving grant funds the money will be applied in the same percentages as stated above.

CITY LEAD TRACK

As part of the above terms IRE agrees to deed to the City of Rochelle land necessary to extend the City Lead Track to the east end of the project property.

GRANTS

The IRE agrees to cooperate in the gathering of information for all grant applications.

I hope this answers the questions necessary for this project. Please don't hesitate to contact me if you have any questions.

Sincerely,

/s/ Ken Wise

Ken Wise
Director